Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Diffusion Pharmaceuticals Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-206408, No. 333-206409, and No. 333-218060) on Form S-8, (No. 333-222203) on Form S-1, and (No. 333-218062 and No. 333-222879) on Form S-3 of Diffusion Pharmaceuticals Inc. of our report dated April 2, 2018, with respect to the consolidated balance sheets of Diffusion Pharmaceuticals Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes, which report appears in the December 31, 2017 annual report on Form 10-K of Diffusion Pharmaceuticals Inc.

McLean, Virginia

April 2, 2018